Exhibit 10.1

August 31, 2016

BY HAND DELIVERY

James Robert Rusche

18 Brigham Road

Framingham, MA 01701

Re:	Amended and Restated Transitional Services and Separation Agreement

Dear Jim,

This Amended and Restated Transitional Services and Separation Agreement (the “Agreement”) confirms that you and Repligen Corporation (“Repligen” or the “Company”) have reached an amicable decision for you to first transition from your role as Senior Vice President, Research and Development to the role of Senior Advisor to the Company on September 1, 2016, and then for your employment relationship with the Company to end on Feb. 28, 2017, unless you or the Company elects to end your employment on an earlier date in accordance with this Agreement. For purposes of this Agreement, the actual last day of your employment shall be referred to as the “Separation Date.” This Agreement amends, restates and supersedes in all respects the Transitional Services and Separation Agreement between you and the Company dated April 29, 2016 (the “Former Agreement”).

The terms and conditions of the arrangement are as follows:

Final Agreement; Restrictive Covenants

If signed and not revoked, this Agreement will become the final binding agreement between you and the Company and will fully supersede other agreements or understandings between you and the Company relating to the terms and conditions of your employment, including without limitation, the Former Agreement, and, for the avoidance of doubt, the employment letter agreement between you and the Company dated March 13, 1996 (the “Employment Agreement”), which was already superseded by the Former Agreement; provided that your obligations under the following agreements shall remain in full force and effect: (i) the Confidentiality, Non-Solicitation, and Patent Agreement signed by you on June 26, 2013 (the “Restrictive Covenant Agreement”), as modified by the Former Agreement and restated by this Agreement and (ii) the Equity Documents (as defined below). In the interest of clarity, the terms of the Restrictive Covenant Agreement and Equity Documents remain in effect regardless of whether you enter into this Agreement. Your obligations under the Restrictive Covenant Agreement include without limitation your obligation not to disclose or use Confidential Information, to return Company Documentation (as each of those terms is defined in the Restrictive Covenant Agreement) prior to the Separation Date, and to refrain from soliciting Company employees and consultants for 12 months after the Separation Date. You agree that the amendments to the Restrictive Covenant Agreement, as restated in Section 8 and which became effective when you signed the Former Agreement, will remain in effect.

James Robert Rusche

August 31, 2016

Current Role

You will continue in your current role as Senior Vice President, Research and Development until September 1, 2016 (the “Transition Date”). From the date of this Agreement through the Transition Date, you will be entitled to your regular compensation and employee benefits in effect as of the date of this Agreement.

Transition Period

On the Transition Date you will cease to serve as Senior Vice President, Research and Development and, instead, will serve as a Senior Advisor to the Company through Feb. 28, 2017, unless your employment is earlier terminated (the “Transition Period”). You agree to work cooperatively with the Company’s management team in performance of your duties hereunder, and to abide by the terms of this Agreement and the terms of the Restrictive Covenant Agreement, as modified herein.

Resignation from Director and Officer Positions

You confirm that you are resigning from any and all other positions that you hold with the Company (other than the position of Senior Advisor as applicable) or any of its affiliates as an officer, board member, or otherwise effective on the Transition Date, and you shall sign any documents that the Company reasonably requests to fully effectuate the resignations.

Title/Duties and Responsibilities During the Transition Period

As a Senior Advisor, you agree to perform special projects as requested by the Chief Executive Officer of the Company (the “CEO”). For the avoidance of doubt, nothing herein shall limit the CEO’s discretion with respect to the nature of the work you perform, the number of hours you work or the location of the services you perform.

Employee Compensation

Salary and Bonus. Until the Separation Date, you shall continue to receive a base salary at the rate of $317,220.02 per year, payable in installments on the Company’s payroll dates, and receive employee benefits in effect as of the date of this Agreement. You will be eligible for a bonus for 2016, based on a target of 40% of your salary, pro-rated based on the Transition Date of September 1, 2016. In the interest of clarity, you (or your estate) will be eligible for such pro-rated bonus for 2016 if your employment ends due to your death or disability after the Transition Date but before Feb. 28, 2017. Any bonus will be paid by March 15, 2017. You will not be eligible for any bonus or vacation accrual with respect to any period of your employment in 2017.

Continued Vesting; Accelerated Vesting. You shall continue to vest in your outstanding equity grants consistent with the terms and conditions of the Company’s 2012 Stock Option and Incentive Plan, applicable stock option agreements and applicable restricted stock

James Robert Rusche

August 31, 2016

unit award agreements (collectively the “Equity Documents”) as an employee through the earlier of (i) the Separation Date and (ii) December 31, 2016 (in either earlier case, the “Vesting End Date”). Notwithstanding anything to the contrary in the Equity Documents, and subject to the Acceleration Conditions (as defined below), on the Separation Date the Company will accelerate vesting of 50% of your unvested shares as of the Vesting End Date under the applicable stock option agreements and 50% of your unvested restricted stock units as of the Vesting End Date under applicable restricted stock unit award agreements (the “Acceleration”). Your current vested and unvested stock options and restricted stock unit awards are summarized on Exhibit A attached hereto and you acknowledge and agree that the summary is correct. Any portion of your stock options that is not exercisable on the Separation Date and any portion of your restricted stock unit awards that is not vested on the Separation Date, for any reason, shall terminate immediately as of the Separation Date and be null and void and of no further force and effect.

The Acceleration is subject to your not having been found to have materially breached this Agreement, including the Restrictive Covenant Agreement as modified herein, and on your execution of the Certificate Updating Release of Claims in the form attached as Exhibit B (the “Certificate,” and such conditions, the “Acceleration Conditions”).

Health Coverage. If at any time during the Transition Period you become ineligible for active employee health coverage, and if you elect and remain eligible for COBRA, the Company shall pay the same portion of premiums that it pays for active employees for the same level of group health care coverage as in effect on the Transition Date until the earlier of (i) the Separation Date or (ii) the end of your eligibility under COBRA. In such event, you will be responsible for paying the remaining portion of the premiums for such coverage, and you authorize the deduction of the portion for which you are responsible from your pay during the Transition Period.

401(k) Plan. Your repayment of your 401(k) loan will continue to be handled via deductions from your paycheck, including any severance pay, unless you choose otherwise. For information on your 401(k) plan including distributions, further information on the repayment of your 401(k) loan, and rollover provisions, please contact Fidelity.

No Other Compensation. You acknowledge and agree that (i) you will not be entitled to accrue paid time off during the Transition Period; and (ii) you will not be entitled to any other compensation through the Separation Date, except as specifically set forth in this Agreement.

Severance Pay in the Event of a Termination without Cause

If the Company terminates your employment without Cause after the Transition Date but prior to Feb. 28, 2017, the Company shall pay to you an amount equal to your base salary at the rate then in effect, in equal installments on the Company’s payroll dates, from the Separation Date through Feb. 28, 2017.

James Robert Rusche

August 31, 2016

If you resign from employment at any time, the Company terminates your employment for Cause at any time, or your employment ends due to your death or disability, you will be paid only through the last day of your employment and you will not be eligible for severance pay.

For the purposes of this Agreement, “Cause” shall mean any of the following: (i) embezzlement, misappropriation of assets or property of the Company; (ii) gross negligence, theft, fraud, or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) material breach of this Agreement or the Restrictive Covenant Agreement; or (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendre. If any of the foregoing grounds for Cause is curable, the Company shall provide you with 30 days’ written notice to cure the asserted grounds for Cause. If the grounds is not curable, a for Cause termination shall be effective on the date specified in the Company’s written notice.

Modification of Restrictive Covenant Agreement

As a condition of this Agreement, the Restrictive Covenant Agreement is hereby modified by replacing Section 3 of the Restrictive Covenant Agreement in its entirety with the following:

During your employment with the Company and for 12 months thereafter, regardless of the reason for the termination, you (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of your employment with the Company); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. You understand that the restrictions set forth herein are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agree that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean a business conducted anywhere in the United States and Sweden which is competitive with any business which the Company or any of its affiliates conducts or proposes to conduct at any time during your employment, including, without limitation, the development and manufacturing of bioprocessing products for life science companies and biopharmaceutical manufacturing companies. Notwithstanding the foregoing, you may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business. Notwithstanding the foregoing, you may contact Tony J. Hunt or his successor (the “President and CEO”) to obtain advance written consent to engage in Competing Business, which consent shall not unreasonably be withheld, and you may engage in such Competing Business provided, and to the extent that, the President and CEO provides such advance written consent.

James Robert Rusche

August 31, 2016

You acknowledge and reaffirm that, except as specifically modified in this Section 8, the remaining provisions Restrictive Covenant Agreement shall continue to be in full force and effect. The Restrictive Covenant Agreement, as modified by this Section 8, is incorporated herein by reference.

Nondisparagement

You agree not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning the Company or any of its affiliates or current officers, directors, employees or managers that would likely affect any of their personal or professional reputations or interests. You also agree not to make negative comments about your employment with the Company or the ending of your employment relationship. Nothing herein shall prohibit you from communicating freely with your attorneys or accountants for legitimate business reasons or prohibit you from testifying truthfully in any legal proceeding or from providing truthful information in response to a request from a governmental agency. For the avoidance of doubt, nothing in this Agreement shall be interpreted or applied to prohibit you from making any good faith report to any governmental agency or other governmental entity concerning any act or omission that you reasonably believe constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation.

Defend Trade Secrets Act Notice; Whistleblowing and Other Protected Disclosures.

You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

You understand that nothing contained in this Agreement, including the Restrictive Covenant Agreement, limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”). You further understand that neither this Agreement nor the Restrictive Covenant Agreement limits your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, in each case without any requirement to provide notice to the Company. Neither this Agreement nor the Restrictive Covenant Agreement limits your right to receive an award for information provided to any Government Agency.

Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments

James Robert Rusche

August 31, 2016

under this Agreement are stated in gross amounts and shall be paid in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

Release of Your Claims

In consideration for, among other terms, the payments, benefits and opportunities described in this Agreement, you hereby agree to personally release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have, or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

relating to your employment by and the decision to terminate your employment with the Company;

of wrongful discharge;

of breach of contract, including without limitation, breach of the Employment Agreement;

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation, Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 and the Age Discrimination in Employment Act of 1967 (“ADEA”));

under any other federal or state statute;

of defamation or other torts;

of violation of public policy;

for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits including, without limitation, pursuant to the Massachusetts Wage Act; and

for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect, waive or release your rights under this Agreement.

James Robert Rusche

August 31, 2016

Future Cooperation

You agree to cooperate reasonably with the Company (including its outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information, including without limitation the matter captioned In re: Certain Recombinant Factor VIII Products, USITC Investigation No. 337-TA-956, in which Repligen was served with certain non-party subpoenas and Mr. Rusche provided deposition testimony as Repligen’s corporate representative. You agree to make yourself available during and outside of regular business hours for such cooperation; provided that the Company shall not utilize this paragraph to require you to make yourself available to an extent that would unreasonably interfere with any subsequent employment responsibilities that you may have. You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. In connection with fulfilling your obligations under this Section your pre-approved, out of pocket and reasonable expenses will be reimbursed by the Company and you will be compensated for your reasonable time spent at the rate of $200 per hour.

At-will Employment

Notwithstanding anything to the contrary herein, from the date of this Agreement through the Separation Date, you will continue to be an at-will employee subject to the terms of this Agreement.

Effect of a Breach

In the event that you have been found to have materially breached this Agreement (including the Restrictive Covenant Agreement, as modified herein), in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate your employment for Cause. Any such consequences of a breach by you will not affect the release or your continuing obligations under this Agreement.

Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have in fact done so, that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement.

Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

James Robert Rusche

August 31, 2016

Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Enforcement

Jurisdiction. You and the Company hereby agree that the courts of the Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any material breach by you of your promises set forth in this Agreement and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations, the Company may be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond and to reasonable attorneys associated with enforcing this Agreement.

Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

James Robert Rusche

August 31, 2016

Entire Agreement and Time to Consider

This Agreement (including exhibits) along with the Restrictive Covenant Agreement, as modified herein, and the Equity Documents constitute the entire agreement between you and the Company with respect to the subject matter herein. This Agreement supersedes any previous agreements, understandings or communications between you and the Company with respect to the subject matter herein, including without limitation the Employment Agreement and the Former Agreement.

You acknowledge that you were given the opportunity to consider the Former Agreement for twenty-one (21) days from the date the Former Agreement was proposed to you (the “Consideration Period”). The Company proposed this Agreement in place of the Former Agreement following discussions between the parties. You agree that the presentation of this Agreement does not restart the 21-day Consideration Period, and that to accept this Agreement, you must return a signed, unmodified original of this Agreement so that it is received by me on or before five (5) days from the date of this letter. You have seven (7) days from the day you enter into this Agreement to revoke it (the “Revocation Period”). To revoke this Agreement, you must provide a written notice so that it is received by me on or before the last day of the Revocation Period. Provided that you do not revoke this Agreement during the Revocation Period, this Agreement shall become effective on the first business day following the Revocation Period (the “Effective Date”). Notwithstanding the foregoing, the Company may withdraw the offer of this Agreement if you engage in conduct that is contrary to the obligations in this Agreement or the interests of the Company.

Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and pdf signatures shall be deemed to have the same legal effect as originals.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original of this letter within the Consideration Period.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

REPLIGEN CORPORATION

By:	/s/ Tony J. Hunt
	Tony J. Hunt	Date: August 31, 2016
President and CEO

The foregoing is agreed to and accepted by:

/s/ James Robert Rusche
James Robert Rusche		Date: August 31, 2016

Signature Page to Transitional Services and Separation Agreement

Exhibit A

J. Rusche – Equity

Grant Date	Type	Granted	Exercisable	Unvested	Total Options	Exercise Price	Exp Date	Vest Yrs
07/15/10	ISO	25,000	25,000	0	25,000	$3.33	07/15/20	5
02/28/13	ISO	40,000	30,000	10,000	40,000	$6.23	02/28/23	4
02/27/14	ISO	3,969	2,646	1,323	3,969	$15.91	02/27/24	3
02/27/14	NQ	8,758	5,839	2,919	8,758	$15.91	02/27/24	3
02/27/14	RSU	6,644		2,215			02/27/24	3
02/26/15	ISO	4,626	635	3,991	4,626	$26.20	02/26/25	3
02/26/15	NQ	5,441	2,721	2,720	5,441	$26.20	02/26/25	3
02/26/15	RSU	5,229		3,486			02/26/25	3
02/26/16	ISO	3,761	0	3,761	3,761	$26.05	02/26/26	3
02/26/16	NQ	6,134	0	6,134	6,134	$26.05	02/26/26	3
02/26/16	RSU	5,086		5,086			02/26/26	3

Exhibit B

CERTIFICATE UPDATING RELEASE OF CLAIMS

I, James Robert Rusche, hereby acknowledge and certify that I entered into an Amended and Restated Transitional Services and Separation Agreement (the “Agreement”) with Repligen Corporation, a Delaware corporation (the “Company”), dated August 31, 2016 (the “Agreement”). Pursuant to the Agreement, I am required to execute this certificate, which updates the release of claims set forth in Section 12 of the Agreement (this “Certificate”) in order to be eligible to receive the Acceleration (as defined in the Agreement). I will execute this Certificate on the Separation Date.

1.	A copy of this Certificate was attached to the Agreement as Exhibit B.

2.	In consideration for the Acceleration set forth in Section 6(b) of the Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in Section 11 of the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement.

3.	I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its representatives with the exception of those promises contained in this Certificate and the Agreement.

4.	I agree that this Certificate is part of the Agreement.

James Robert Rusche

Date